EXHIBIT 11
                          NORTHWEST NATURAL GAS COMPANY
                 Statement re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)



                                        Three Months Ended   Six Months Ended
                                             June 30,             June 30,
                                        -------------------  -----------------
                                           1997      1996      1997      1996
                                           ----      ----      ----      ----
Earnings Applicable to Common Stock      $1,694    $4,823   $25,774   $27,488
     Debenture Interest Less Taxes          117       127       234       254
                                         ------    ------   -------   -------
Net Income Available for Fully-Diluted
  Common Stock                           $1,811    $4,950   $26,008   $27,742
                                         ======    ======   =======   =======
Average Common Shares Outstanding        22,661    22,343    22,625    22,309

     Stock Options                           49        33        49        33
     Convertible Debentures                 533       578       533       578
                                         ------    ------   -------   -------
Fully-Diluted Common Shares              23,243    22,954    23,207    22,920
                                         ======    ======   =======   =======
Fully-Diluted Earnings per Share
 of Common Stock                          $0.08*    $0.22     $1.12     $1.21
                                         ======    ======   =======   =======


*  Anti-dilutive